Horizon Bancorp, Inc. Reports Second Quarter 2026 Results
+

Contact:	John R. Stewart, CFA
EVP, Chief Financial Officer
Phone:	(219) 814–5833
Fax:	(219) 874–9280
Date:	July 22, 2026

FOR IMMEDIATE RELEASE

Horizon Bancorp, Inc. Reports Strong Second Quarter 2026 Results, Highlighted by Continued Peer Leading Profitability Metrics

Michigan City, Indiana, July 22, 2026 (GLOBE NEWSWIRE) – (NASDAQ GS: HBNC) – Horizon Bancorp, Inc. (“Horizon” or the “Company”), the parent company of Horizon Bank (the “Bank”), announced its unaudited financial results for the three months ended June 30, 2026.

“Horizon’s results through the first six months of 2026 demonstrated the consistency of our profitability profile and the strength of Horizon’s high quality community banking model. Annualized returns on average assets have maintained around the 1.60% mark, and the net interest margin has been above 4.30%. Despite a notable shift in the interest rate outlook, we believe Horizon’s peer leading profitability metrics will have resiliency going forward", President and CEO, Thomas Prame stated. "We are encouraged by the positive momentum and predictability we see in our business model. Over the first half of 2026, loans and deposits have grown $83 million and $125 million, respectively, which aligns well with our mid-single digit organic growth outlook that is complimented by continued advancement in our fee income verticals and disciplined approach to expense management. We expect this low-volatility, profitability first growth model to drive significant value for our shareholders over time as the business compounds capital at peer-leading levels".

Net income for the three months ended June 30, 2026 was $24.9 million, or $0.49 per diluted share, compared to net income of $26.2 million, or $0.51, for the first quarter of 2026 and net income of $20.6 million, or $0.47 per diluted share, for the second quarter of 2025. As previously announced, results for the second quarter of 2026 were negatively impacted by the pre-tax legal charge of $3.1 million, or $0.05 per diluted share.

Net income for the six months ended June 30, 2026 was $51.1 million, or $0.99 per diluted share, compared to net income of $44.6 million, or $1.01, for the six months ended June 30, 2025.

Horizon Bancorp, Inc. Reports Second Quarter 2026 Results

Second Quarter 2026 Highlights

•Durability of top-tier performance metrics are reflective of the strong performance of Horizon’s community banking model. The Company generated a return on average assets of 1.54% and a return on average tangible common equity of 18.05%, despite the legal charge.

•Net interest income of $63.5 million increased 14.7% compared with $55.4 million in the year ago period. The net interest margin, on a fully taxable equivalent ("FTE") basis1, at 4.37% showed strong quarter over quarter expansion from 4.29% as of the three months ended March 31, 2026, and was significantly higher than the 3.23% reported in the comparable year ago period.

•Funding continues to trend favorably, with non-time deposit balances continuing to grow and total interest-bearing deposit costs remaining low, still down 33 basis points year over year.

•Total loans held for investment ("HFI") increased 6.6% compared to the linked quarter annualized, with strong organic commercial loan growth of $63.5 million, or 7.4% annualized, led by commercial and industrial loans. Loan pipelines continue to be consistent, reflective of Horizon’s attractive markets and embedded community banking model.

•Credit quality remained strong, with annualized net charge offs of 0.05% of average loans during the second quarter. Non-performing assets remain well within expected and historical ranges, with non-performing assets to total assets of 0.66%.

•Expenses for the second quarter were well managed at $43.8 million, including the $3.1 million legal charge, as the Company remains committed to generating positive operating leverage through a more efficient expense base.
1 Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports Second Quarter 2026 Results

	Financial Highlights
	(Dollars in Thousands Except Share and Per Share Data and Ratios)
	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2026	2026	2025	2025	2025
Income statement:
Net interest income	$63,490	$62,240	$63,476	$58,386	$55,355
Provision for credit losses	916	391	1,630	(3,572)	2,462
Non-interest income (loss)	12,014	11,243	11,463	(295,334)	10,920
Non-interest expense	43,844	40,747	40,615	52,952	39,417
Income tax expense (benefit)	5,836	6,177	5,773	(64,338)	3,752
Net Income (Loss)	$24,908	$26,168	$26,921	$(221,990)	$20,644

Per share data:
Basic earnings (loss) per share	$0.49	$0.51	$0.53	$(4.69)	$0.47
Diluted earnings (loss) per share	0.49	0.51	0.53	(4.69)	0.47
Cash dividends declared per common share	0.16	0.16	0.16	0.16	0.16
Book value per common share	14.21	13.69	13.50	12.96	18.06
Market value - high	20.29	18.68	18.47	16.88	15.88
Market value - low	16.76	15.57	15.04	15.01	12.92
Weighted average shares outstanding - Basic	51,082,827	50,987,426	50,975,693	47,311,642	43,794,490
Weighted average shares outstanding - Diluted	51,304,962	51,243,002	51,277,134	47,311,642	44,034,663
Common shares outstanding (end of period)	51,093,048	51,056,888	50,978,030	50,970,530	43,801,507

Key ratios:
Return on average assets	1.54%	1.62%	1.63%	(12.07)%	1.09%
Return on average stockholders' equity	13.97	14.99	15.71	(120.37)	10.49
Total equity to total assets	11.05	10.65	10.69	9.84	10.34
Total loans to deposit ratio	91.93	90.15	92.62	87.41	87.52
Allowance for credit losses to HFI loans	1.05	1.05	1.05	1.04	1.09
Annualized net charge-offs of average total loans (1)	0.05	0.05	0.08	0.07	0.02
Efficiency ratio	58.07	55.45	54.20	(22.35)	59.47

Key metrics (Non-GAAP) (2)
Net FTE interest margin	4.37%	4.29%	4.29%	3.52%	3.23%
Return on average tangible common equity	18.05	19.02	20.66	(155.03)	13.24
Tangible common equity to tangible assets	8.81	8.39	8.38	7.60	8.37
Tangible book value per common share	$11.06	$10.52	$10.32	$9.76	$14.32

(1) Average total loans includes loans held for investment and held for sale.
(2) Non-GAAP financial metrics. See non-GAAP reconciliation included herein for the most directly comparable GAAP measures.

Horizon Bancorp, Inc. Reports Second Quarter 2026 Results
Income Statement Highlights

Net Interest Income

Net interest income was $63.5 million in the second quarter of 2026, compared to $62.2 million in the first quarter of 2026, driven by the continued strength of the Company's net FTE interest margin1, which increased to 4.37% for the second quarter of 2026, compared to 4.29% the first quarter of 2026. The margin's resilience is reflective of continued disciplined loan and deposit pricing, a favorable cash reinvestment profile and strong commercial loan growth during the quarter.

Provision for Credit Losses

During the second quarter of 2026, the Company recorded a provision for credit losses of $0.9 million. This compares to a recorded provision for credit losses of $0.4 million during the first quarter of 2026, and $2.5 million during the second quarter of 2025. The increase in the provision for credit losses during the second quarter of 2026 when compared with the first quarter of 2026 was primarily due to net loan growth and an increase in specific reserves on select commercial loans.

For the second quarter of 2026, net charge-offs were $0.6 million, or an annualized 0.05% of average loans outstanding, compared to net charge-offs of $0.6 million, or an annualized 0.05% of average loans outstanding for the first quarter of 2026, and net charge-offs of $0.3 million, or an annualized 0.02% of average loans outstanding, in the second quarter of 2025.

The Company’s allowance for credit losses as a percentage of period-end loans HFI was 1.05% at June 30, 2026, consistent with March 31, 2026, and down from 1.09% at June 30, 2025.

Non-Interest Income

For the Quarter Ended	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in Thousands)	2026	2026	2025	2025	2025
Non-interest (Loss) Income
Service charges on deposit accounts	$3,376	$3,524	$3,341	$3,474	$3,208
Wire transfer fees	67	63	66	71	69
Interchange fees	3,595	3,373	3,445	3,510	3,403
Fiduciary activities	1,501	1,556	1,560	1,363	1,251
Gain (loss) on sale of investment securities	—	—	1	(299,132)	—
Gain on sale of mortgage loans	1,576	1,090	1,296	1,208	1,219
Mortgage servicing income net of impairment	350	337	352	351	375
Increase in cash value of bank owned life insurance	345	333	360	379	346
Other income (loss)	1,204	967	1,042	(6,558)	1,049
Total non-interest (loss) income	$12,014	$11,243	$11,463	$(295,334)	$10,920

Total non-interest income was $12.0 million in the second quarter of 2026, compared to non-interest income of $11.2 million in the first quarter of 2026. The increase in non-interest income of $0.8 million is primarily attributable to an increase in gains on the sale of mortgage loans, due to increased volumes and wider margins on loan sales, and higher activity-based interchange fees. All other components of non-interest income remained relatively stable quarter over quarter.

1 Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports Second Quarter 2026 Results

Non-Interest Expense

For the Quarter Ended	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in Thousands)	2026	2026	2025	2025	2025
Non-interest Expense
Salaries and employee benefits	$24,194	$23,187	$21,895	$22,698	$22,731
Net occupancy expenses	3,698	4,197	3,718	3,321	3,127
Data processing	3,631	3,353	3,128	2,933	2,951
Professional fees	(64)	929	1,083	808	735
Outside services and consultants	2,537	2,764	3,035	3,844	3,278
Loan expense	1,417	1,219	1,183	1,237	1,231
FDIC insurance expense	1,003	1,023	1,251	1,345	1,216
Core deposit intangible amortization	675	675	706	706	816
Prepayment penalties	—	—	—	12,680	—
Other losses	115	192	732	131	245
Other expense	6,638	3,208	3,884	3,249	3,087
Total non-interest expense	$43,844	$40,747	$40,615	$52,952	$39,417

Total non-interest expense was $43.8 million in the second quarter of 2026, compared to $40.7 million in the first quarter of 2026. The increase was driven by the previously announced legal charge for $3.1 million in other expense. The accrual will remain in place until the Company has finalized the appeal process. Apart from this item, increases in salary expense and planned marketing spend were offset by lower benefits expense, seasonal declines in occupancy costs and lower professional fees. All other components of non-interest expense remained relatively stable quarter over quarter.

Income Taxes

Horizon recorded a net tax expense of $5.8 million for the second quarter of 2026, resulting in an effective tax rate of 19.0%, which is consistent with the Company's estimated annual effective tax rate.

Balance Sheet Highlights

Total assets increased by $9.9 million, or 0.2%, to $6.6 billion as of June 30, 2026, compared to $6.6 billion as of March 31, 2026. Asset growth during the period was primarily driven by an increase in loans HFI and an increase in investment securities of $15.5 million, partially offset by a decrease in interest earning deposits of $45.1 million, a decrease in FHLB stock of $38.3 million and a decrease in loans held for sale of $4.7 million. Total loans were $5.0 billion at June 30, 2026, an increase of $75.9 million from March 31, 2026 balances, primarily driven by organic commercial loan growth.

Total deposits decreased by $22.1 million, or 0.4%, to $5.4 billion as of June 30, 2026 compared to March 31, 2026. The decrease was driven by a $59.5 million decrease in time deposits and a $39.1 million decrease in non-interest-bearing demand deposits. The decrease was partially offset by an increase of $52.6 million in interest-bearing deposits and a $23.9 million increase in savings and money market balances, reflecting continued success in core deposit gathering efforts.

Overall, balance sheet growth during the quarter reflected a combination of steady asset growth, proactive liquidity management, and ongoing efforts to optimize the deposit base. Management continues to focus on maintaining a strong funding position while supporting measured, relationship-driven loan growth aligned with long-term strategic objectives.

Horizon Bancorp, Inc. Reports Second Quarter 2026 Results
Capital

The following table presents the Consolidated Regulatory Capital Ratios of the Company for the previous three quarters, and the Company’s preliminary estimate of its consolidated regulatory capital ratios for the quarter ended June 30, 2026:

For the Quarter Ended	June 30,	March 31,	December 31,	September 30,
	2026*	2026	2025	2025
Consolidated Capital Ratios
Total capital (to risk-weighted assets)	15.01%	14.76%	14.36%	15.00%
Tier 1 capital (to risk-weighted assets)	12.17	11.90	11.51	11.27
Common equity tier 1 capital (to risk-weighted assets)	11.09	10.81	10.42	10.17
Tier 1 capital (to average assets)	10.17	9.84	9.55	8.22
*Preliminary estimate - may be subject to change

As of June 30, 2026, the ratio of total stockholders’ equity to total assets is 11.05%. Book value per common share was $14.21, increasing $0.52 during the second quarter of 2026, as growth in retained earnings was partially offset by modestly higher levels of other comprehensive losses.

Tangible common equity1 totaled $565.1 million at June 30, 2026, and the ratio of tangible common equity to tangible assets1 was 8.81% at June 30, 2026, up from 8.39% at March 31, 2026. Tangible book value, which excludes intangible assets from total equity, per common share was $11.06, increasing $0.54 during the second quarter of 2026.

Credit Quality

As of June 30, 2026, total non-accrual loans decreased by $2.5 million from March 31, 2026, and represent 0.65% of total loans held for investment. Total non-performing assets decreased $0.3 million, to $43.7 million, compared with $44.0 million at March 31, 2026. Non-performing assets are 0.66% of total assets at quarter end, down slightly from 0.67% at March 31, 2026.

For the quarter ended June 30, 2026, net charge-offs were $0.6 million, or 0.05% annualized of average loans, consistent with $0.6 million as of March 31, 2026. Charge‑off levels during the quarter remained low and consistent with management’s expectations, reflecting a continued focus on disciplined underwriting and proactive portfolio monitoring. Overall, credit metrics remain stable, and management continues to closely monitor portfolio performance in the current economic environment.

1 Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports Second Quarter 2026 Results
Earnings Conference Call

As previously announced, Horizon will host a conference call to review its second quarter financial results and operating performance.

Participants may access the live conference call on July 23, 2026 at 7:30 a.m. CT (8:30 a.m. ET) by dialing 1-833-974-2379 from the United States and Canada or 1-412-317-5772 from international locations and requesting the “Horizon Bancorp, Inc. Call.” Participants are asked to dial in approximately 10 minutes prior to the call.

A telephone replay of the call will be available approximately one hour after the end of the conference through August 23, 2026. The replay may be accessed by dialing 1-855-669-9658 from the United States and Canada, or 1–412–317-0088 from other international locations, and entering the access code 6151989.

About Horizon Bancorp, Inc.

Horizon Bancorp, Inc. (NASDAQ GS: HBNC) is the $6.6 billion-asset commercial bank holding company for Horizon Bank, which serves customers across diverse and economically attractive Midwestern markets through convenient digital and virtual tools, as well as its Indiana and Michigan branches. Horizon's retail offerings include prime residential and other secured consumer lending to in-market customers, as well as a range of personal banking and wealth management solutions. Horizon also provides a comprehensive array of in-market business banking and treasury management services, as well as equipment financing solutions for customers regionally and nationally, with commercial lending representing over half of total loans. More information on Horizon, headquartered in Northwest Indiana's Michigan City, is available at horizonbank.com and investor.horizonbank.com.

Use of Non-GAAP Financial Measures

Certain information set forth in this press release refers to financial measures determined by methods other than in accordance with GAAP. Specifically, we have included non-GAAP financial measures relating to net income, diluted earnings per share, pre-tax, pre-provision net income, net interest margin, tangible stockholders’ equity and tangible book value per share, efficiency ratio, the return on average assets, the return on average common equity, and return on average tangible equity. In each case, we have identified special circumstances that we consider to be non-recurring and have excluded them. Horizon believes these non-GAAP financial measures are helpful to investors and provide a greater understanding of our business and financial results without giving effect to one-time costs and non–recurring items. These measures are not necessarily comparable to similar measures that may be presented by other companies and should not be considered in isolation or as a substitute for the related GAAP measure. See the tables and other information below and contained elsewhere in this press release for reconciliations of the non-GAAP information identified herein and its most comparable GAAP measures.

Horizon Bancorp, Inc. Reports Second Quarter 2026 Results
Forward Looking Statements

This press release may contain forward–looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon Bancorp, Inc. and its affiliates (collectively, “Horizon”). For these statements, Horizon claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission (the “SEC”). Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs, changes within the domestic and international macroeconomic environment, including trade policy, monetary and fiscal policy, inflation levels, and conditions in the investment, credit, interest rate, and derivatives markets, and their impact on Horizon and its customers; current financial conditions within the banking industry; changes in the level and volatility of interest rates, changes in spreads on earning assets and changes in interest bearing liabilities; increased interest rate sensitivity; loss of key Horizon personnel; increases in disintermediation; potential loss of fee income, including interchange fees, as new and emerging alternative payment platforms take a greater market share of the payment systems; estimates of fair value of certain of Horizon’s assets and liabilities; changes in prepayment speeds, loan originations, credit losses, market values, collateral securing loans and other assets; changes in sources of liquidity; legislative and regulatory actions and reforms; changes in accounting policies or procedures as may be adopted and required by regulatory agencies; litigation, regulatory enforcement, and legal compliance risk and costs; rapid technological developments and changes; cyber terrorism and data security breaches; the rising costs of cybersecurity; the ability of the U.S. federal government to manage federal debt limits; climate change and social justice initiatives; the inability to realize cost savings or revenues or to effectively implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; acts of terrorism, war and global conflicts, and the effects of foreign and military policies of the U.S. government; and supply chain disruptions and delays. These and additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Horizon’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (www.sec.gov). Undue reliance should not be placed on the forward–looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward–looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Horizon Bancorp, Inc. Reports Second Quarter 2026 Results

	Condensed Consolidated Statements of Income
	(Dollars in Thousands Except Per Share Data, Unaudited)
	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2026	2026	2025	2025	2025
Interest Income
Loans receivable	$77,740	$75,104	$77,238	$79,561	$78,618
Investment securities - taxable	7,248	7,494	7,688	6,631	5,941
Investment securities - tax-exempt	2,583	2,544	2,498	4,581	6,088
Other	937	1,509	1,864	2,063	830
Total interest income	88,508	86,651	89,288	92,836	91,477
Interest Expense
Deposits	20,479	19,944	21,228	25,726	26,053
Borrowed funds	1,655	1,654	1,749	5,924	8,171
Subordinated notes	1,904	1,830	1,811	1,731	829
Junior subordinated debentures issued to capital trusts	980	983	1,024	1,069	1,070
Total interest expense	25,018	24,411	25,812	34,450	36,123
Net Interest Income	63,490	62,240	63,476	58,386	55,354
Provision for credit losses	916	391	1,630	(3,572)	2,462
Net Interest Income after Provision for Credit Losses	62,574	61,849	61,846	61,958	52,892
Non-interest Income
Service charges on deposit accounts	3,376	3,524	3,341	3,474	3,208
Wire transfer fees	67	63	66	71	69
Interchange fees	3,595	3,373	3,445	3,510	3,403
Fiduciary activities	1,501	1,556	1,560	1,363	1,251
Gain (loss) on sale of investment securities	—	—	1	(299,132)	—
Gain on sale of mortgage loans	1,576	1,090	1,296	1,208	1,219
Mortgage servicing income net of impairment	350	337	352	351	375
Increase in cash value of bank owned life insurance	345	333	360	379	346
Other income (loss)	1,204	967	1,042	(6,558)	1,049
Total non-interest income (loss)	12,014	11,243	11,463	(295,334)	10,920
Non-interest Expense
Salaries and employee benefits	24,194	23,187	21,895	22,698	22,731
Net occupancy expenses	3,698	4,197	3,718	3,321	3,127
Data processing	3,631	3,353	3,128	2,933	2,951
Professional fees	(64)	929	1,083	808	735
Outside services and consultants	2,537	2,764	3,035	3,844	3,278
Loan expense	1,417	1,219	1,183	1,237	1,231
FDIC insurance expense	1,003	1,023	1,251	1,345	1,216
Core deposit intangible amortization	675	675	706	706	816
Prepayment penalties	—	—	—	12,680	—
Other losses	115	192	732	131	245
Other expense	6,638	3,208	3,884	3,249	3,087
Total non-interest expense	43,844	40,747	40,615	52,952	39,417
Income (Loss) Before Income Taxes	30,744	32,345	32,694	(286,328)	24,395
Income tax expense (benefit)	5,836	6,177	5,773	(64,338)	3,752
Net Income (Loss)	$24,908	$26,168	$26,921	$(221,990)	$20,643
Basic Earnings (Loss) Per Share	$0.49	$0.51	$0.53	$(4.69)	$0.47
Diluted Earnings (Loss) Per Share	0.49	0.51	0.53	(4.69)	0.47

Horizon Bancorp, Inc. Reports Second Quarter 2026 Results

	Condensed Consolidated Balance Sheet
	(Dollars in Thousands, Unaudited)
	Three Months Ended for the Period
	June 30,	March 31,	December 31,	September 30,	June 30,
	2026	2026	2025	2025	2025
Assets
Interest earning assets
Federal funds sold	$—	$—	$—	$—	$2,024
Interest earning deposits	145,571	190,717	72,646	381,860	34,174
Federal Home Loan Bank stock	7,418	45,713	45,713	45,713	45,412
Investment securities, held for trading	3,885	3,983	3,883	598	—
Investment securities, available for sale	897,764	882,168	875,414	883,242	231,999
Investment securities, held to maturity	—	—	—	—	1,819,087
Loans held for sale	5,147	9,821	9,778	1,921	2,994
Gross loans held for investment (HFI)	4,959,120	4,878,549	4,876,542	4,823,669	4,985,582
Total Interest earning assets	6,018,905	6,010,951	5,883,976	6,137,003	7,121,272
Non-interest earning assets
Allowance for credit losses	(51,921)	(51,297)	(51,299)	(50,178)	(54,399)
Cash	72,378	68,354	66,813	76,395	101,719
Cash value of life insurance	37,410	37,065	36,732	37,762	37,755
Other assets	215,032	217,649	215,460	226,247	148,773
Goodwill	155,211	155,211	155,211	155,211	155,211
Other intangible assets	5,829	6,505	7,180	7,886	8,592
Premises and equipment, net	90,939	90,763	92,805	93,413	93,398
Interest receivable	30,377	29,015	29,733	28,758	39,730
Total non-interest earning assets	555,255	553,265	552,635	575,494	530,779
Total assets	$6,574,160	$6,564,216	$6,436,611	$6,712,497	$7,652,051
Liabilities
Savings and money market deposits	$3,195,553	$3,119,034	$3,094,231	$3,198,332	$3,385,413
Time deposits	1,104,316	1,163,807	1,102,478	1,199,681	1,193,180
Borrowings	153,707	159,825	160,118	160,206	880,336
Repurchase agreements	69,278	66,004	88,468	86,966	95,089
Subordinated notes	98,318	98,262	98,215	154,011	55,807
Junior subordinated debentures issued to capital trusts	57,789	57,740	57,688	57,636	57,583
Total interest earning liabilities	4,678,961	4,664,672	4,601,198	4,856,832	5,667,408
Non-interest bearing deposits	1,100,355	1,139,466	1,078,708	1,122,888	1,121,163
Interest payable	10,862	8,537	12,892	12,395	14,007
Other liabilities	57,793	52,514	55,562	59,611	58,621
Total liabilities	5,847,971	5,865,189	5,748,360	6,051,726	6,861,199
Stockholders’ Equity
Preferred stock	—	—	—	—	—
Common stock	—	—	—	—	—
Additional paid-in capital	460,610	459,799	459,243	458,734	360,758
Retained earnings	289,594	272,941	255,004	236,312	466,497
Accumulated other comprehensive (loss)	(24,015)	(33,713)	(25,996)	(34,275)	(36,403)
Total stockholders’ equity	726,189	699,027	688,251	660,771	790,852
Total liabilities and stockholders’ equity	$6,574,160	$6,564,216	$6,436,611	$6,712,497	$7,652,051

Horizon Bancorp, Inc. Reports Second Quarter 2026 Results

	Loans and Deposits
	(Dollars in Thousands, Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,	% Change
	2026	2026	2025	2025	2025	Q2'26 vs Q1'26	Q2'26 vs Q2'25
Loans:
Commercial real estate	$2,445,173	$2,443,582	$2,421,863	$2,366,956	$2,321,951	—%	5%
Commercial & Industrial	1,085,008	1,023,068	1,010,545	989,609	976,740	6%	11%
Total commercial	3,530,181	3,466,650	3,432,408	3,356,565	3,298,691	2%	7%
Residential Real estate	755,707	750,108	772,427	783,850	786,026	1%	(4)%
Consumer	673,232	661,791	671,707	683,254	900,865	2%	(25)%
Total loans held for investment	4,959,120	4,878,549	4,876,542	4,823,669	4,985,582	2%	(1)%
Loans held for sale	5,147	9,821	9,778	1,921	2,994	(48)%	72%
Total loans	$4,964,267	$4,888,370	$4,886,320	$4,825,590	$4,988,576	2%	—%

Deposits:
Interest bearing deposits	$1,664,367	$1,611,795	$1,639,857	$1,715,471	$1,713,058	3%	(3)%
Savings and money market deposits	1,531,186	1,507,239	1,454,374	1,482,861	1,672,355	2%	(8)%
Time deposits	1,104,316	1,163,807	1,102,478	1,199,681	1,193,180	(5)%	(7)%
Total Interest bearing deposits	4,299,869	4,282,841	4,196,709	4,398,013	4,578,593	—%	(6)%
Non-interest bearing deposits
Non-interest bearing deposits	1,100,355	1,139,466	1,078,708	1,122,888	1,121,164	(3)%	(2)%
Total deposits	$5,400,224	$5,422,307	$5,275,417	$5,520,901	$5,699,757	—%	(5)%

Horizon Bancorp, Inc. Reports Second Quarter 2026 Results

	Average Balance Sheet
	(Dollars in Thousands, Unaudited)
	Three Months Ended
	June 30, 2026			March 31, 2026			June 30, 2025
	Average Balance	Interest(4)(6)	Average Rate(4)	Average Balance	Interest(4)(6)	Average Rate(4)	Average Balance	Interest(4)(6)	Average Rate(4)
Assets
Interest earning assets
Interest earning deposits (incl. Fed Funds Sold)	$101,650	$936	3.69%	$165,084	$1,509	3.71%	$72,993	$830	4.56%
Federal Home Loan Bank stock	15,834	259	6.56%	45,713	551	4.89%	45,412	1,075	9.49%
Investment securities - taxable (1)	584,471	6,990	4.80%	581,146	6,944	4.85%	959,238	4,867	2.03%
Investment securities - non-taxable (1)	314,064	3,270	4.18%	319,276	3,220	4.09%	1,100,731	7,706	2.81%
Total investment securities	898,535	10,260	4.58%	900,422	10,164	4.58%	2,059,969	12,573	2.45%
Loans receivable (2) (3)	4,916,799	78,140	6.37%	4,873,753	75,485	6.28%	4,947,093	79,000	6.41%
Total interest earning assets	5,932,818	89,595	6.06%	5,984,972	87,709	5.94%	7,125,467	93,478	5.26%
Non-interest earning assets
Cash and due from banks	71,692			68,007			86,316
Allowance for credit losses	(51,106)			(51,217)			(52,560)
Other assets	535,339			533,989			472,175
Total average assets	$6,488,743			$6,535,751			$7,631,398

Liabilities and Stockholders' Equity
Interest bearing liabilities
Interest bearing demand deposits	$1,627,013	$5,011	1.24%	$1,638,208	$4,586	1.14%	$1,727,713	$6,803	1.58%
Saving and money market deposits	1,484,771	5,981	1.62%	1,475,444	5,619	1.54%	1,651,866	8,200	1.99%
Time deposits	1,116,139	9,488	3.41%	1,153,484	9,739	3.42%	1,233,582	11,050	3.59%
Total Deposits	4,227,923	20,480	1.94%	4,267,136	19,944	1.90%	4,613,161	26,053	2.27%
Borrowings	150,118	1,435	3.83%	150,229	1,421	3.84%	847,862	7,777	3.68%
Repurchase agreements	67,494	219	1.30%	77,376	233	1.22%	88,058	394	1.79%
Subordinated notes	98,279	1,904	7.77%	98,231	1,830	7.56%	55,785	829	5.96%
Junior subordinated debentures issued to capital trusts	57,758	980	6.81%	57,706	983	6.91%	57,550	1,070	7.46%
Total interest bearing liabilities	4,601,572	25,018	2.18%	4,650,678	24,411	2.13%	5,662,416	36,123	2.56%
Non-interest bearing liabilities
Demand deposits	1,117,113			1,117,930			1,114,982
Accrued interest payable and other liabilities	55,032			59,227			64,465
Stockholders' equity	715,026			707,916			789,535
Total average liabilities and stockholders' equity	$6,488,743			$6,535,751			$7,631,398
Net FTE interest income (non-GAAP) (5)		$64,577			$63,298			$57,355
Less FTE adjustments (4)		1,087			1,058			2,001
Net Interest Income		$63,490			$62,240			$55,354
Net FTE interest margin (Non-GAAP) (4)(5)			4.37%			4.29%			3.23%
(1) Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.
(2) Includes fees on loans held for sale and held for investment. The inclusion of loan fees does not have a material effect on the average interest rate.
(3) Non-accruing loans for the purpose of the computation above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees.
(4) Management believes fully taxable equivalent, or FTE, interest income is useful to investors in evaluating the Company's performance as a comparison of the returns between a tax-free investment and a taxable alternative. The Company adjusts interest income and average rates for tax-exempt loans and securities to an FTE basis utilizing a 21% tax rate.

(5) Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.
(6) Includes dividend income on Federal Home Loan Bank stock

Horizon Bancorp, Inc. Reports Second Quarter 2026 Results

	Credit Quality
	(Dollars in Thousands Except Ratios, Unaudited)
	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	% Change
	2026	2026	2025	2025	2025	Q2'26 vs Q1'26	Q2'26 vs Q2'25
Non-accrual loans
Commercial	$17,843	$15,761	$14,549	$12,303	$7,547	13%	136%
Residential Real estate	8,454	10,607	10,087	9,256	9,525	(20)%	(11)%
Consumer	6,004	8,416	7,821	7,799	7,222	(29)%	(17)%
Total non-accrual loans	32,301	34,784	32,457	29,358	24,294	(7)%	33%
90 days and greater delinquent - accruing interest	2,632	2,211	2,489	1,608	2,113	19%	25%
Total non-performing loans	$34,933	$36,995	$34,946	$30,966	$26,407	(6)%	32%

Other real estate owned
Commercial	$463	$594	$539	$272	$176	(22)%	163%
Residential Real estate	570	631	672	769	463	(10)%	23%
Consumer	3,633	1,875	480	480	480	94%	657%
Total other real estate owned	4,666	3,100	1,691	1,521	1,119	51%	317%

Other non-performing assets (1)	$4,094	$3,935	$3,991	$3,228	$2,937	4%	39%

Total non-performing assets	$43,693	$44,030	$40,628	$35,715	$30,463	(1)%	43%

Loan data:
Accruing 30 to 89 days past due loans	$21,296	$19,379	$24,580	$24,784	$31,401	10%	(32)%
Substandard loans	64,564	63,419	59,365	63,236	64,100	2%	1%
Net charge-offs (recoveries)
Commercial	$295	$339	$436	$294	$84	(13)%	251%
Residential Real estate	46	1	(25)	19	52	4500%	(12)%
Consumer	264	285	559	518	118	(7)%	124%
Total net charge-offs	$605	$625	$970	$831	$254	(3)%	138%

Allowance for credit losses
Commercial	$36,122	$34,997	$35,473	$34,390	$34,413	3%	5%
Residential Real estate	2,958	3,183	3,183	3,082	3,229	(7)%	(8)%
Consumer	12,841	13,117	12,643	12,706	16,757	(2)%	(23)%
Total allowance for credit losses	$51,921	$51,297	$51,299	$50,178	$54,399	1%	(5)%

Credit quality ratios
Non-accrual loans to HFI loans	0.65%	0.71%	0.67%	0.61%	0.49%
Non-performing assets to total assets	0.66%	0.67%	0.63%	0.53%	0.40%
Annualized net charge-offs of average total loans	0.05%	0.05%	0.08%	0.07%	0.02%
Allowance for credit losses to HFI loans	1.05%	1.05%	1.05%	1.04%	1.09%
(1) Other non-performing assets consist of a single available for sale debt security placed on non-accrual status.

Horizon Bancorp, Inc. Reports Second Quarter 2026 Results

		Non–GAAP Reconciliation of Net Fully-Taxable Equivalent ("FTE") Interest Margin
		(Dollars in Thousands, Unaudited)
		Three Months Ended
		June 30,	March 31,	December 31,	September 30,	June 30,
		2026	2026	2025	2025	2025
Interest income (GAAP)	(A)	$88,508	$86,651	$89,288	$92,836	$91,477
Taxable-equivalent adjustment:
Investment securities - tax exempt (1)		686	676	665	1,218	1,619
Loan receivable (2)		402	381	390	379	382
Interest income (non-GAAP)	(B)	89,596	87,708	90,343	94,433	93,478
Interest expense (GAAP)	(C)	25,018	24,411	25,812	34,450	36,123
Net interest income (GAAP)	(D) =(A) - (C)	$63,490	$62,240	$63,476	$58,386	$55,354
Net FTE interest income (non-GAAP)	(E) = (B) - (C)	$64,578	$63,297	$64,531	$59,983	$57,355
Average interest earning assets	(F)	5,932,818	5,984,972	5,967,328	6,766,742	7,125,467
Net FTE interest margin (non-GAAP)	(G) = (E*) / (F)	4.37%	4.29%	4.29%	3.52%	3.23%

(1) The following represents municipal securities interest income for investment securities classified as available-for-sale and held-to-maturity
(2) The following represents municipal loan interest income for loan receivables classified as held for sale and held for investment
*Annualized

		Non–GAAP Reconciliation of Return on Average Tangible Common Equity
		(Dollars in Thousands, Unaudited)
		Three Months Ended
		June 30,	March 31,	December 31,	September 30,	June 30,
		2026	2026	2025	2025	2025

Net income (loss) (GAAP)	(A)	$24,908	$26,168	$26,921	$(221,990)	$20,644

Average stockholders' equity	(B)	$715,026	$707,916	$679,821	$731,657	$789,535
Average intangible assets	(C)	161,471	162,148	162,838	163,552	164,320
Average tangible equity (Non-GAAP)	(D) = (B) - (C)	$553,555	$545,768	$516,983	$568,105	$625,215
Return on average tangible common equity ("ROACE") (non-GAAP)	(E) = (A*) / (D)	18.05%	19.02%	20.66%	(155.03)%	13.24%
*Annualized

		Non–GAAP Reconciliation of Tangible Common Equity to Tangible Assets
		(Dollars in Thousands, Unaudited)
		Three Months Ended
		June 30,	March 31,	December 31,	September 30,	June 30,
		2026	2026	2025	2025	2025
Total stockholders' equity (GAAP)	(A)	$726,189	$699,027	$688,251	$660,771	$790,852
Intangible assets (end of period)	(B)	161,041	161,716	162,391	163,097	163,803
Total tangible common equity (non-GAAP)	(C) = (A) - (B)	$565,148	$537,311	$525,860	$497,674	$627,049

Total assets (GAAP)	(D)	$6,574,160	$6,564,216	$6,436,612	$6,712,497	$7,652,051
Intangible assets (end of period)	(B)	161,041	161,716	162,391	163,097	163,803
Total tangible assets (non-GAAP)	(E) = (D) - (B)	$6,413,119	$6,402,500	$6,274,221	$6,549,400	$7,488,248

Tangible common equity to tangible assets (Non-GAAP)	(G) = (C) / (E)	8.81%	8.39%	8.38%	7.60%	8.37%

Horizon Bancorp, Inc. Reports Second Quarter 2026 Results

		Non–GAAP Reconciliation of Tangible Book Value Per Share
		(Dollars in Thousands, Unaudited)
		Three Months Ended
		June 30,	March 31,	December 31,	September 30,	June 30,
		2026	2026	2025	2025	2025
Total stockholders' equity (GAAP)	(A)	$726,189	$699,027	$688,251	$660,771	$790,852
Intangible assets (end of period)	(B)	161,041	161,716	162,391	163,097	163,803
Total tangible common equity (non-GAAP)	(C) = (A) - (B)	$565,148	$537,311	$525,860	$497,674	$627,049
Common shares outstanding	(D)	51,093,048	51,056,888	50,978,030	50,970,530	43,801,507

Tangible book value per common share (non-GAAP)	(E) = (C) / (D)	$11.06	$10.52	$10.32	$9.76	$14.32